EXHIBIT (k)(3)

                                   REGISTRAR,
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                       THE HYPERION TOTAL RETURN FUND, INC.
                                     and

                       STATE STREET BANK AND TRUST COMPANY



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                                Table of Contents

                                                                            Page



Article 1 Terms of Appointment: Duties of the Bank............................1
Article 2 Fees and Expenses...................................................3
Article 3 Representations and Warranties of the Bank..........................3
Article 4 Representations and Warranties of the Fund..........................4
Article 5 Indemnification.....................................................4
Article 6 Covenants of the Fund and the Bank..................................7
Article 7 Termination of Agreement............................................8
Article 8 Assignment..........................................................8
Article 9 Amendment...........................................................9
Article 10 Massachusetts Law to Apply.........................................9
Article 11 Merger of Agreement................................................9


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                REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT


             AGREEMENT made as of the 2nd day of August, ___1989, by and between THE HYPERION TOTAL RETURN FUND, INC., a Maryland corporation, having its principal office and place of business at 520 Madison Avenue, New York, New York 10022, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

             WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank desires to accept such appointment:

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1  Terms of Appointment: Duties of the Bank

1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and agent in connection with any dividend reinvestment as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

1.02     The Bank agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

(i) issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

(ii) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

(iii)prepare and transmit payments for dividends and distributions declared by the Fund; and

(iv) act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto.

(b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated coats (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders and providing Shareholder account information.

Article 2         Fees and Expenses

2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for reasonable out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be paid to the Bank by the Fund upon presentation of billing notice following the mailing date of such materials.

Article 3  Representations and Warranties of the Bank

             The Bank represents and warrants to the Fund that:

     3.01 It is a trust company duly organized and exiisting and in good standing under the laws of the Commonwealth of Massachusetts.

     3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

     3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4  Representations  and  Warranties of the Fund

The Fund  represents and warrants to the Bank that:

     4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

     4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

     4.03 All corporate proceedings required by said articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940.

     4.05 A registration statement under the Securities Act of 1933 is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

     4.06 It shall make all required filings under federal and state securities laws.

Article 5         Indemnification

5.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

     (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

     (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

     (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and
(ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar.

     (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund's representative.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

5.03 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel (the cost of such opinion of counsel shall be borne by the Bank unless mutually agreed otherwise). The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers ofthe Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6 Covenants of the Fund and the Bank

6.01 The Fund shall promptly furnish to the Bank the following:

     (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

     (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and is accordance with its request.

6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel (whose fees shall be paid by Bank) that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7  Termination of Agreement

7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

7.02 Should the Fund exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8  Assignment

8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9         Amendment

9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

Article 10  Massachusetts Law to Apply

10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 11        Merger of Agreement

11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


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             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.
                                            THE HYPERION TOTAL RETURN FUND, INC.


                                            BY: /s/ Clinton J. Kendrick
                                               --------------------------------
                                                    Clinton J. Kendrick

ATTEST:




                                            STATE STREET BANK AND TRUST COMPANY


                                            BY:
                                               --------------------------------
                                                  Vice President
ATTEST:


-------------------------------------
     Assistant Secretary



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                       STATE STREET BANK AND TRUST COMPANY

                                Fee Schedule for

                Transfer Agent With Dividend Disbursing Services

                          HYPERION TOTAL RETURN FUND, INC.

Account Maintenance

Per Shareholder Account Per Annum                                        $9.00

All of the basic support functions involved with servicing shareholder accounts, including:

          Maintenance of all shareholder records, including the registration, address, tax identification number, certificate numbers, shares and dates of issue and specific geographical and statistical coding.

 Preparation, enclosing and mailing to shareholders of record:

          Three quarterly or interim reports
          The annual report or financial statement
          Annual proxy, notice of meeting and statement
          One stockholders list


 Normal activity for:

   Shareholder changes of address
   Recording and maintenance of stop transfers.
   Processing of irregular and legal transfers
   Processing of bonds and/or affidavits to replace lost or stolen certificates Maintenance of social security and tax identification numbers


Certificate Insurance                                      $1.25 per certificate

Include all the basic support functions involved with establishing a new shareholder account, including:

         Preparation and signing of the new certificates
         Inventory control

         Posting debits and credits to shareholder records

         Preparation and mailing of one set of transfer sheets

Dividend Services

Calculation, preparation and mailing of four quarterly checks relative to dividend payments, establishing and funding the dividend account, paying and reconciling the paid checks. This includes filing the required tax reports of Form 1099 with the Internal Revenue Services.

Dividend Reinvestment

If you have established a dividend reinvestment plan your fees are:

        Per Dividend Reinvestment                   $.75
        Per Cash Infusion                           $.75

Proxy Service

Receiving and inspecting proxies, recording daily shares votes, tabulating proxies received and providing a letter showing shares voted by proposal together with an affidavit of mailing and preparation of list of voted shareholders. State Street will also act as Teller or Inspector of Election at your shareholders meeting for a nominal fee:

         One person per day plus out-of-pockets               $ 100.00

Registrar Services

          For the registration of 500 certificates, or any part thereof, per year

          Annual Fee                                                   $1,200.00

          For the registration of additional certificates in excess of 500 in any one year

          Per certificate                                               $    .15

Other Services

Prices for the following are available upon request:

         Reports

         A wide range of optional analytical reports which are based on your requirements are available.

         Miscellaneous

         Services such as payment of stock dividends or splits, maintenance of mailing lists, taxpayer ID solicitation and verification, state and foreign tax information, special processing of restricted securities, shareholder search for lost shareholders and abandoned property reports are available.

Other Charges

All out-of-pocket expenses such as postage, telephone, microfiche, New York office deliveries, stationery, supplies, legal fees, insurance and delivery charges will be billed at cost. Any expenses incurred in traveling to and from annual meetings or closings will also be billed at cost. In the event of termination, an appropriate termination fee shall be imposed.


HYPERION TOTAL RETURN FUND, INC.             STATE STREET BANK & TRUST COMPANY


By:  /s/ Clinton J. Kendrick                        /s/ Stuart C. Williams
   --------------------------------               -----------------------------
         Clinton J. Kendrick                             Stuart C. Williams

Title:  President                            Title:  Vice President
      -------------------------------------        ----------------------------


Date:  August __, 1989                       Date:
     --------------------------------------       -----------------------------


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                                 ADDENDUM TO THE
                                  AGREEMENT FOR
                             STOCK TRANSFER SERVICES

                                     between

                        HYPERION TOTAL RETURN FUND, INC.

                                       and

                       STATE STREET BANK AND TRUST COMPANY

         This Addendum allows the inclusion of the Automated Clearing House Dividend Disbursement Services listed below into the Agreement for Stock Transfer Services ("The Agreement") between Hyperion Total Return Fund, Inc. and State Street Bank and Trust Company ("State Street Bank").

A.       TERM

         The effective date of this Addendum shall be 12/1/96.

B.       FEE FOR AUTOMATED CLEARING HOUSE DIVIDEND DISBURSEMENT SERVICES

         For the ACH services as stated in Section C provided by State Street Bank under this Agreement, fees will be as follows:

         ================================== ===================================

                         $500.00            Project Management Fee
                       $    1.00            Per Account Enrollment Fee
                         $125.00            On-going Monthly Maintenance Fee
         ================================== ===================================

C.       AUTOMATED CLEARING HOUSE DIVIDEND DISBURSEMENT SERVICES (ACH)

         Initial Shareholder Solicitation:

1. Preparing and mailing Introductory material, Authorization Form and Return Envelope to all Shareholders exclusive of Dividend Reinvestment Plan participants (if applicable).

2.   Receipt and processing of authorization forms.

3. Reviewing cards for accuracy and completeness and identifying cards with incomplete information.

4. Performing a pre-note test to verify accuracy of financial institution information provided by the shareholder, to reduce rejections occurring during the dividend payment.

5. Correcting of authorization form rejections received during pre-note test process.

6.   Coding accounts for ACH.

7. Calculating on a monthly basis the share breakdown for ACH vs. other dividend payments and notifying Company of funding amount for all dividend funding due (including ACH transmissions).

8. Crediting ACH designated bank accounts automatically on dividend payable date

9. Mailing confirmation cards of dividend deposit to ACH shareholders, if requested by Company.

10.  Identifying  rejected  ACH  transmissions;   mailing  dividend  checks  and
     explanation letter to shareholders with rejected transmissions.

11.  Responding to shareholder inquiries concerning the ACH program.

12. Ongoing maintenance of ACH participant file; including coding new ACH accounts.

13.  Processing termination requests as requested by shareholders.

D.       ITEMS NOT COVERED

         All out-of-pocket expenses such as telephone line charges associated with toll free telephone calls, overprinting of confirmation cards, stationery, facsimile charges, cost of disposal of excess material, etc. will be billed as incurred.

         All services not specifically covered under this Agreement will be billed by appraisal, as applicable.

E.       FUNDING

         Dividend funds to cover ACII payments must be racrivcd by State Street Bank one business day prior to the dividend payable date. All remaining dividend funding due must be received by State Street Bank in accordance with dividend funding schedule as outlined by State Street Bank.

F.       OTHER TERMS AND CONDITIONS

         All other terms and conditions as set forth in the Agreement for Stock Transfer Services will apply to this Addendum.

G.       ASSIGNABILITY

         State Street Bank may, without further consent on the part of the Company, subcontract for the performance hereof with (i) Boston EquiServe, L.P., a Delaware limited partnership which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934 ("Section 17A(c)(2)"), (ii) a subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) an affiliate, or (iv) other subcontractors, which consent will not be unreasonably withheld; provided, however, that State Street Bank shall be as fully responsible to the Company for the acts or omissions of any subcontractor as it is for its own acts or omissions.

H.       CONTRACT ACCEPTANCE

         In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Agreement.


STATE STREET BANK AND TRUST COMPANY          HYPERION TOTAL RETURN
                                             FUND, INC.


By:                                          By:  /s/ Joseph Sullivan
   ----------------------------------------    --------------------------------
                                                      Joseph Sullivan

Title:  Administration Manager               Title:  Treasurer
      -------------------------------------       -----------------------------

Date:                                        Date:    11/13/96
     --------------------------------------      ------------------------------





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